UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2019
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	LBY	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2019, the Board of Directors of Libbey Inc. (“Libbey” or the “Company”) appointed Juan Amezquita to succeed James C. Burmeister as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, effective January 13, 2020. Mr. Burmeister will continue to serve as Senior Vice President, Chief Operating Officer.

Juan Amezquita, 51, will join Libbey from Owens-Illinois (NYSE: OI), where he has served as Vice President of Strategy and Integration since April 2019. Mr. Amezquita previously held roles of increasing responsibility in O-I's finance and treasury functions, beginning in 2005 as Colombia Treasurer and culminating in his roles as Vice President and Treasurer from 2012 to 2015 and Vice President of Finance and Corporate Controller from 2016 to April 2019. Mr. Amezquita's earlier experience includes serving as chief financial officer for companies in the business services and health care industries in Colombia, as well as working as an IT system analyst.

On December 17, 2019, the Company issued a press release announcing Mr. Amezquita’s appointment. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference.

Mr. Amezquita’s annual salary will be $375,000 and he will be eligible to participate in the 2020 SMIP, the Company’s annual incentive compensation plan, with an annual incentive target of 60% of actual base salary earnings, and the Company’s 2020 long-term incentive plan (“LTIP”), with a target opportunity of 100% of annual base salary. Plan designs and performance goals for each of the 2020 SMIP and the 2020 LTIP will be established by the Compensation Committee. Mr. Amezquita also will be eligible to participate in the performance cash component of the 2018 LTIP and 2019 LTIP (for the 2018-2020 and 2019-2021 performance cycles, respectively), with his target opportunity for each cycle being prorated to January 1, 2020.

No later than 30 days following Mr. Amezquita’s first day of employment, he will receive a one-time cash payment in the gross amount of $100,000. If he terminates his employment without Good Reason before he has been employed by Libbey for one year, he must repay Libbey the full amount of the sign-on bonus within 30 days of the date of termination. As used in this context, “Good Reason” has the same meaning as used in the change in control agreement described below.

Mr. Amezquita will be covered by the Company’s Executive Severance Compensation Policy, which provides for payment of benefits solely in the event of his termination without cause.

Finally, the Company will enter into a change in control agreement with Mr. Amezquita. Pursuant to the change in control agreement, Mr. Amezquita will be eligible for severance benefits if his employment is terminated by the Company without cause or by him for good reason within two years following a change in control or within six months before a change in control. The benefits for which Mr. Amezquita will be eligible include: (a) a lump sum cash severance payment in an amount equal to two times the sum of his annual base salary in effect at the time of termination and his target annual incentive under the SMIP, (b) his annual incentive for the year in which the date of termination occurs, based on actual performance and prorated to the date of termination, (c) automatic vesting of unvested equity compensation awards as of the date of termination, (d) continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months following the date of termination or until such earlier time as he receives medical or life insurance coverage through a future employer (with Mr. Amezquita continuing to pay the employee portion of costs on a monthly basis), (e) financial planning services at a cost to the Company not to exceed $10,000, and (f) executive outplacement services at a cost to the Company not to exceed 15% of his annual base salary in effect at the time of termination.

Item 9.01 Financial Statements and Exhibits

d)	The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release dated December 17, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Libbey Inc. Registrant
Date: December 17, 2019	By:	/s/ Jennifer M. Jaffee
Jennifer M. Jaffee
Senior Vice President, General Counsel & Secretary